Exhibit 99.1

CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	630-845-4500	The Equity Group Inc.

FUEL TECH ELECTS JAMES J. MARKOWSKY, Ph.D.
TO ITS BOARD OF DIRECTORS

WARRENVILLE, Ill., February 10, 2017 – Fuel Tech, Inc. (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems in utility and industrial applications, today announced that effective February 6, 2017, it expanded its Board of Directors from five to six and elected James J. Markowsky, Ph.D. as an independent director of Fuel Tech, Inc.
"We are delighted to welcome Jim to Fuel Tech's Board of Directors," said Douglas G. Bailey, Fuel Tech's Executive Chairman. "With over 30 years of experience in power generation, Jim’s combined experience in management and corporate governance makes him an excellent advisor to help inform our judgment as we strive to grow Fuel Tech and increase stockholder value."
Dr. Markowsky is currently a member of the Board of Directors for Energy Corporation of America since 2011, and Chair of their Audit Committee since July 2016. Previously, Dr. Markowsky served as Assistant Secretary for Fossil Energy, US Department of Energy, in 2009 and 2010. He served as President of Research and Development Solutions, LLC (RDS), in 2004 and 2005. Prior to RDS, Dr. Markowsky served as Executive Vice President, Power Generation, at American Electric Power Service Corporation (AEP) from 1996 to 2000. In 2000, he retired from AEP. Earlier positions of Dr. Markowsky at AEP included Executive Vice President, Engineering and Construction (1993-1996), Senior Vice President and Chief Engineer (1988-1993), Vice President, Mechanical and Environmental Engineering (1988), Vice President, Mechanical Engineering (1987-1988), Assistant Vice President, Mechanical Engineering (1984-1987), AEP Sloan Fellow at Massachusetts Institute of Technology (1980-1981), Manager, Analytical and R&D Section (1977-1984), and Senior Engineer, Mechanical Engineering Division (1971-1977).
Dr. Markowsky’s professional affiliations include membership in the National Academy of Engineering and he is an American Society of Mechanical Engineers Fellow. He holds a Bachelor’s degree in Mechanical Engineering from Pratt Institute, Master of Science and doctoral degrees in Mechanical Engineering from Cornell University and a Master of Science degree in Management from Massachusetts Institute of Technology.
Dr. Markowsky has extensive experience related to power generation including, during his long and successful AEP career, the management along with the engineering, design, construction and operation of AEP’s then fleet of 21,000 MW of coal-fired power generation, and the management and implementation of R&D activities related to both the environmental and operational performance of fossil power plants.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction (SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.